LEHMAN BROTHERS RESERVE LIQUIDITY SERIES

                     LEHMAN BROTHERS RESERVE LIQUIDITY FUND
                    LEHMAN BROTHERS PRIME RESERVE MONEY FUND
                   LEHMAN BROTHERS U.S. TREASURY RESERVE FUND
                                605 Third Avenue
                          New York, New York 10158-0180



July 28, 2006

Neuberger Berman Management Inc.
605 Third Avenue, 2nd Floor
New York, New York  10158-0180

Dear Ladies and Gentlemen:

      Lehman Brothers Reserve Liquidity Fund, Lehman Brothers Prime Reserve Money Fund and Lehman Brothers U.S. Treasury Reserve Fund (each a "Fund") are series of Lehman Brothers Reserve Liquidity Series, a Delaware statutory trust ("Trust").

      You hereby agree during the period from March 31, 2006 through March 31, 2009 ("Limitation Period"), to pay operating expenses of each Fund (excluding interest, taxes, brokerage commissions, and extraordinary expenses of each Fund) ("Operating Expenses") which exceed, in the aggregate, the rate of 0.20% per annum of each Fund's average daily net assets ("Expense Limitation").

      Each Fund agrees to reimburse you out of assets attributable to the Fund for any Operating Expenses you pay in excess of the Expense Limitation, provided the reimbursements do not cause the Fund's total operating expenses (exclusive of interest, taxes, brokerage commissions and extraordinary expenses) to exceed an annual rate of 0.20% of average daily net assets and the reimbursements are made within three years after the year in which you incurred the expense.

      You understand that you shall look only to the assets attributable to each Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust or class of each Fund, nor any of the Trust's trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

      This Agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this Agreement shall be in writing signed by the parties hereto.

      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                    Very truly yours,

                                    LEHMAN BROTHERS RESERVE LIQUIDITY SERIES, on behalf of
                                    LEHMAN BROTHERS RESERVE LIQUIDITY FUND,
                                    LEHMAN BROTHERS PRIME RESERVE MONEY FUND AND
                                    LEHMAN BROTHERS U.S. TREASURY RESERVE FUND



                                    By:     /s/ Fred Soule
                                            -------------------------

                                    Title:  Vice President
                                            -------------------------

The foregoing Agreement is hereby
accepted as of July 28, 2006

NEUBERGER BERMAN MANAGEMENT INC.



By:     /s/ Peter Sundman
        ------------------------------

Title:  President
        ------------------------------